Exhibit 28.1

                                                 FOR IMMEDIATE RELEASE
                                                 JULY 25, 1997
                                                 FOR ADDITIONAL INFORMATION
                                                 CONTACT: DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.08 per share for the quarter ended June 30, 1997. This is the eighth consecutive quarterly dividend the board has approved. The dividend will be payable August 18, 1997 to shareholders of record on August 4, 1997.

First Federal Savings Bank primarily serves Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

The Company's stock is traded on the Nasdaq National Market under the symbol "NEIB".